LEGAL DEPARTMENT

LIST OF CORPORATE ENTITIES

Updated: 03/08/2019

Entity			Abbreviation	State/Province	Owner	Interest
Orion Group Holdings, Inc.			ORN	DE	Parent & Public Company	
OAS		Orion Administrative Services, Inc.	OAS	TX	ORN	100%
OAS		East & West Jones Placement Areas, LLC	EWJ	TX	OAS	100%
OAS		Preferred Tool Services, Inc.	PTS/HITS	TX	OAS	100%
OAS		Orion Marine Group, LLC	OMGLLC	TX	OAS	100%
OMR		Orion Marine Contractors, Inc.	OMR	DE	ORN	100%
OMR		Northwest Marine Construction, ULC	NMC	Canada	OMR	100%
OMR		Orion Contractors Australia Pty Ltd *(Inactive)*	OCA	Australia	OMR	100%
SCH		Schneider E&C Company, Inc.	SCH	FL	ORN	100%
OIC		Orion Industrial Construction, LLC (fka F. Miller Construction, LLC)	OIC	LA	ORN	100%
OCLP		OCLP, LLC	OCLPLLC	NV	ORN	100%
OCLP		OCGP, LLC	OCGP	TX	OCLPLLC	100%
OCLP		Orion Construction, LP	OCLP	TX	OCLPLLC	99%
					OCGP (GP)	1%
OCLP	OMC	Orion Marine Construction, Inc.	OMC	FL	OCLP	100%
OCLP	OMC	Orion Marine Construction TCI, Ltd	OMCTCI	Turks & Caicos	OMC	100%
OCLP	OMC	SSL South, LLC	SSL	FL	OMC	100%
OCLP	OMC	*OM Marine Services de Mexico S de R.L. de C.V.*	OMMSdMex		SSL	99%
					OIC	1%
OCLP	OMC	Orion Marine de Mexico, S de R.L. de C.V.	OMdeMex	Mexico	OMC	99%
					OAS	1%
OCLP	OMC	T. LaQuay Dredging, LLC	TLD	TX	OMC	100%
OCLP	OMC	King Fisher Marine Services, LLC	KFMS	TX	OMC	100%
OCLP	OMC	Misener Marine Construction, Inc.	NMCGA	GA	OMC	100%
OCLP	OMC	Industrial Channel & Dock Company	ICDC	TX	OMC	100%
OCLP	OMC	Commercial Channel & Dock Company	CCDC	TX	OMC	100%
OCC		Orion Concrete Construction, LLC	OCC	DE	ORN	100%
OCC		T.A.S. Commercial Concrete Construction, LLC	TAS	DE	OCC	100%
OCC		Tony Bagliore Concrete, Inc. dba T.A.S. Commercial Concrete CTX	TBC	TX	TAS	100%
OCC		T.A.S. Commercial Concrete Solutions, LLC	TASCCS	TX	OCC	100%
OCC		T.A.S. Proco, LLC	TASP	TX	TASCCC	99%
					OCC	1%
OCS		Orion Corporate Services, LLC	OCS	TX	ORN	100%
GS		Orion Government Services, LLC	OGS	WA	OMR	50%
					OCLP	50%

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